Exhibit 99.1
[GRAPHIC OMITTED][GRAPHIC OMITTED]
BALDWIN & LYONS, INC.
PROTECTIVE INSURANCE COMPANY
SAGAMORE INSURANCE COMPANY
B & L INSURANCE, LTD. (BERMUDA)
[GRAPHIC OMITTED]
1099 North Meridian Street
Indianapolis, IN 46204
(317) 636-9800


Subj:  Baldwin & Lyons, Inc.                                    January 27, 2005
       Unaudited Preliminary                  Press Contact:  G. Patrick Corydon
       Fourth Quarter/Annual Report                               (317) 636-9800
                                                     corydon@baldwinandlyons.com


                              FOR IMMEDIATE RELEASE

         INDIANAPOLIS, INDIANA, JANUARY 27, 2005-- Baldwin & Lyons, Inc. (NASD:
BWINA, BWINB) today announced fourth quarter operating income, defined as net income excluding capital gains or losses, of $6.0 million, or $.41 per share, compared to $7.1 million, or $.48 per share, for the fourth quarter of 2003. Net capital gains of $1.1 million, or $.07 per share, were realized in the 2004 period compared to net capital gains of $.21 per share for the prior year quarter. Including net capital gains, fourth quarter net income was $7.1 million, or $.48 per share, compared to net income of $10.1 million, or $.69 per share, for the fourth quarter of 2003.

For the year ended December 31, 2004, operating income was $24.0 million, or $1.62 per share, compared to $26.6 million, or $1.81 per share, for the prior year. Net capital gains of $6.4 million, or $.43 per share, were realized in the 2004 period compared to net gains of $.44 per share a year earlier. Net income for the current year totaled $30.3 million, or $2.05 per share, compared to $33.1 million, or $2.25 per share, for 2003.

Direct and assumed premiums written of $57.0 million for the fourth quarter were essentially unchanged from the fourth quarter of 2003. A 4% increase for Protective Insurance Company was offset by a 12% decline in writings for Sagamore Insurance Company primarily reflecting the discontinuance of workers' compensation business effective October 1, 2004 as well as increasingly competitive conditions in all of the Company's lines. For the year, record direct and assumed premiums written of $247.1 million are up 9% with Protective's increase of 13% being partially offset by Sagamore's decrease of 4%. Net premiums earned during the current quarter totaled $45.9 million, an increase of 15% from the $40.0 million reported for the fourth quarter of 2003.
For the year, 2004 premiums earned increased 18% to $172.1 million. Both the quarterly and annual premium earned totals represent record production for the Company.

Pre-tax investment income continues to reflect historically low interest rates as well as the Company's heavier weighting to tax-exempt bonds, resulting in declines of 7% and 5% for the quarter and year compared to the 2003 periods.
After-tax yields on new and reinvested funds continue to trail yields on maturing investments as the portfolio has been shortened in anticipation of increasing long-term interest rates which have yet to materialize. Strong cash flow from operations has largely offset the decline in yields during the year resulting in a net decline in after-tax investment income for the year of only
1%.

The consolidated combined ratio of 96.7% produced an underwriting gain of $1.5 million compared to a combined ratio of 93.2% and an underwriting gain of $2.7 million for the fourth quarter of 2003. The consolidated loss and loss expense ratio increased from 67.3% in the prior year period to 75.0%. The higher loss ratio for the fourth quarter is attributable to Protective's fleet trucking operations. Regarding the increased loss ratio in fleet trucking, Gary Miller, CEO stated, "The costs of severe accidents continue to increase at levels outpacing inflation. Previously, we placed more of the risk for severe accidents with reinsurers. We were paid a commission for such placements, thus fixing our profits from inception. Now, as we retain more risk, commissions from reinsurers are lower and, following our philosophy of conservative reserving and in light of increasing claim costs, much of the premium previously paid to reinsurers is set aside for potential claim payments in the form of reserves. Ultimately as


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claims are settled, we may find that profits equal to or greater than the commissions previously earned will be realized, but in the short run, that is not the case and lower margins result." The consolidated underwriting expense ratio of 21.7% compares to 25.9% for the 2003 fourth quarter. For the year, the consolidated combined ratio for 2004 was 97.4% compared to 92.0% for 2003. The higher combined ratio for the year reflects the increased severity in fleet trucking, as noted for the fourth quarter, as well as $5 million in Florida hurricane losses during the third quarter which added three points to the annual loss and combined ratios.

On an individual company level, Protective produced a combined ratio from current products of 94.7% for the fourth quarter and 96.0% for the year including almost four and one half points attributable to the September hurricanes. Sagamore produced a combined ratio of 95.0% for the quarter before fees and 90.7% after fees resulting in a record fourth quarter for this subsidiary. For the year, Sagamore produced a 98.0% combined ratio before fees and 93.0% after fees. The small business workers' compensation business, which was placed in run-off effective October 1, 2004, added over four points to Sagamore's combined ratio for the year.

Shareholders' equity increased $2.0 million (.6%) from December 31, 2003, after dividend payouts during the year totaling $30.1 million ($2.05 per share).
Continued excellent operating earnings and results from equity investment activity, including after-tax realized and unrealized gains of $6.0 million, contributed to the book value per common share outstanding of $22.04 at December
31, 2004, an increase of $.04 from year end 2003. Including the regular and special cash dividends paid, shareholders enjoyed a combined return of 9.5% for the year on book value.

CONFERENCE CALL INFORMATION:
Baldwin & Lyons, Inc. has scheduled a conference call for January 28, 2005 at 11:00 AM (EST) to discuss results for the fourth quarter and year ended December
31, 2004. To gain access to the webcast of this call, please log on to http://viavid.net/dce.aspx?sid=0000213D at least 15 minutes prior to the call to register and to download the necessary audio software. The webcast will be archived on the site until April 28, 2005. You may also access the webcast through a link on our investor relations page at www.baldwinandlyons.com.

To participate via teleconference, investors may dial 800-822-4794 (U.S./Canada) or 913-981-4912 (International or local) at least five minutes prior to the beginning of the call. A replay of the call will be available through February
5, 2005 by calling 888-203-1112 or 719-457-0820 and referencing passcode 122405.

Also available on our investor relations page are complete interim financial statements, information regarding our business segments, and copies of our filings with the Securities and Exchange Commission.

The company plans to file its annual report on Form 10-K with the Securities and Exchange Commission on March 14, 2005 and to mail its 2004 Annual Report to shareholders on April 1, 2005.


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

FINANCIAL HIGHLIGHTS (UNAUDITED)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)                Three Months Ended              Twelve Months Ended
                                                        December 31                      December 31
                                                 ---------------------------    -------------------------------
                                                    2004           2003             2004             2003
                                                 -----------    ------------    -------------    --------------
Operating revenue                                   $50,680         $45,108         $191,563          $165,258
Realized gains                                        1,635           4,655            9,770             9,990
                                                 -----------    ------------    -------------    --------------

                               TOTAL REVENUE        $52,315         $49,763         $201,333          $175,248
                                                 ===========    ============    =============    ==============

Income before realized capital transactions         $ 6,021         $ 7,094          $23,956           $26,581
Realized net gains on investments,
   net of federal income taxes                        1,062           3,026            6,350             6,494
                                                 -----------    ------------    -------------    --------------

                                  NET INCOME        $ 7,083        $ 10,120          $30,306           $33,075
                                                 ===========    ============    =============    ==============

Per share data - diluted:
   Average number of shares                          14,829          14,762           14,789            14,698

   Income before realized capital transactions        $ .41           $ .48           $ 1.62            $ 1.81
   Realized net gains on investments                    .07             .21              .43               .44
                                                 -----------    ------------    -------------    --------------

                                  NET INCOME          $ .48           $ .69           $ 2.05            $ 2.25
                                                 ===========    ============    =============    ==============

Dividends paid to shareholders                        $1.00           $ .35           $ 2.05             $ .65

Annualized return on average shareholders' equity:
   Operating income                                    8.4%           10.2%             8.5%              9.9%

   Net income                                          9.9%           14.6%            10.8%             12.4%

Consolidated combined ratio of
   insurance subsidiaries (GAAP basis)                96.7%           93.2%            97.4%             92.0%

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

NOTE: ALL DATA PRESENTED HAS BEEN RESTATED TO REFLECT A FIVE-FOR-FOUR STOCK SPLIT ISSUED IN FEBRUARY, 2003.

FORWARD-LOOKING STATEMENTS IN THIS REPORT ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED THAT SUCH FORWARD-LOOKING STATEMENTS INVOLVE INHERENT RISKS AND UNCERTAINTIES. READERS ARE ENCOURAGED TO REVIEW THE COMPANY'S ANNUAL REPORT FOR ITS FULL STATEMENT REGARDING FORWARD-LOOKING INFORMATION.